Exhibit-16.a


February 5, 2002

Mr. Jean Francois Amyot
CEO & Chairman
China Xin Network Media Corporation
(formerly Frefax, Inc.)
1255 Peel Street, Ste 550
Montreal, Quebec H3B 2T9 Canada




Dear Mr. Amyot:

This is to reconfirm that the client-auditor relationship between Frefax, Inc. (Commission File #000-29915) and Massella Rubenstein LLP has ceased.



Very truly yours,



MASSELLA RUBENSTEIN LLP